UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 3, 2013

Tootie Pie Company, Inc.
(Exact name of registrant as specified in its charter)

NV	333-135702	72-1602919
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

129 Industrial Drive, Boerne, TX 78006
(Address of principal executive offices)(Zip Code)

(210) 737-6600
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.                                    Bankruptcy

Effective July 3, 2013, Tootie Pie Company, Incorporated (the "Company") filed a Chapter 11 Bankruptcy Petition in the United States Bankruptcy Court, Western District of Texas seeking to re-organize. The case is filed under cause number 13-51808 and has been assigned to Judge Craig A. Gargotta. A copy of the Notice of Bankruptcy Case Filing is attached hereto as Exhibit 9.1.

Item 5.02.                                    Departure and Appointment of Certain Officers

Effective July 5, 2013, Mr. Don L. Merrill, Jr. has agreed to resign his previous position as the President/Chief Executive Officer and interim Chief Financial Officer of the Company. Mr. Merrill will remain as a director of the Company. Mr. Leslie E. Doss, a director of the Company, has been appointed by the Board of Directors of the Company and has agreed to fill those positions on an interim basis.

Item 8.01                                     Other Events

The Company has been locked out by the landlord from two (2) of the Tootie Pie Company Gourmet Café locations located at 190 Stacy Road, Suite 1408, Allen, Texas 75002 and 6959 Lebanon Road, Suite 100, Frisco, Texas 75034. The Company is currently investigating the possibility of attempting to re-enter and continue operation at these two locations.

TCA Global Master Fund, L.P. filed a lawsuit against the Company under cause number 13003211 in the 17th Circuit Court in and for Broward County, Florida. The lawsuit alleges breach of contract and seeks to foreclose on an alleged security interest. The Company has been defending the lawsuit. A copy of the Complaint is attached hereto as Exhibit 9.2.

Exhibit No.	Description

9.1	Notice of Bankruptcy Case Filing
9.2	TCA Global Master Fund, L.P. Complaint

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOOTIE PIE COMPANY, INC.

Date: July 9, 2013	By:	/s/ Leslie E. Doss
Leslie E. Doss
Interim Chief Executive Officer